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NEWS RELEASE

                                                  TCF
                         CONTACT:                 Cynthia W. Lee (Investors)
                                                  (612) 661-8859
                                                  Ann Storberg (Investors)
[LOGO]                   WINTHROP RESOURCES       (612) 661-8883
                         Kim Thompson             Elizabeth Anders (Media)
                         (612) 936-0226           (612) 661-8853

                         FOR IMMEDIATE RELEASE

TCF FINANCIAL CORPORATION 801 Marquette Avenue, Minneapolis, Minnesota 55402-
3475

                    TCF AND WINTHROP RESOURCES PLAN TO MERGE


     MINNEAPOLIS, Feb. 14, 1997 -- TCF Financial Corporation (TCF) (NYSE:TCB) and Winthrop Resources Corporation (Winthrop) (NASDAQ/NMS:WINR), both based in Minneapolis, today announced the signing of a letter of intent to merge in a tax-free stock-for-stock exchange. TCF is a savings bank holding company with $7.1 billion in assets and more than 250 retail financial services offices. Winthrop, with leased assets of $327 million, specializes in leasing high-tech and business-essential equipment to companies throughout the United States.

     The aggregate merger price is approximately $326 million, or $36.50 per common share, based on a Feb. 13 TCF stock price of $47 per share. One share of TCF common stock would be exchanged for every 1.2877 common shares of Winthrop, for a total of approximately 6.9 million TCF shares.

     "Over its 15-year history, Winthrop has carved a profitable niche in one of the fastest growing segments of equipment leasing: technology," said TCF Chairman and Chief Executive Officer William A. Cooper. "This is a well-managed, dynamic firm that will increase our asset origination capacity and complement our existing lines of business."

     "We look forward to joining forces with TCF, which is one of the top-performing financial institutions in the country," said John L. Morgan, president of Winthrop. "This alliance


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provides Winthrop with an opportunity for low-cost funding to support our continued growth, while retaining our separate identity."

     The merger is subject to negotiation of a definitive agreement, satisfactory completion of due diligence review, approval by both companies' boards of directors and shareholders, required regulatory filings and approvals, and treatment of the transaction as a pooling of interests for accounting purposes. Assuming satisfactory completion of these conditions, the merger is expected to close by the end of the second quarter of 1997. After the merger, Winthrop will become a subsidiary of TCF Bank Minnesota. TCF has suspended its share repurchase program as a result of the pending merger.

     Winthrop is a financial services company that leases computers, telecommunications equipment, point-of-sale systems and other business-essential equipment to companies nationwide. For 1996, Winthrop had net earnings of $14.7 million, or $1.76 per share, a 5.1 percent return on average leased assets, and a 21.7 percent return on average equity.

     TCF is a stock savings bank holding company with banking operations in Minnesota, Illinois, Wisconsin, Michigan and Ohio. Affiliates include consumer finance, mortgage banking, title insurance, annuity, and mutual fund sales companies. Excluding a special assessment, TCF reported record 1996 earnings of $107.4 million, or $3.04 per share, a return on average assets of 1.56 percent, and a return on average realized common equity of 20.22 percent.

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